Exhibit 99.1

Black Ridge Oil & Gas, Inc. Updates Outlook Based on Current Oil Prices

MINNETONKA, MN, December 23, 2015 – Black Ridge Oil & Gas, Inc. (the "Company" or “Black Ridge”) (OTCQB: ANFC) today provided an update on the Company to address the recent deterioration in oil prices.

Since early November, West Texas Intermediate (WTI) oil prices for the 2016 calendar strip have dropped from nearly $52.00/barrel to recently trade below $40.00/barrel. A price drop of this magnitude would have a $5 million negative impact on our 2016 operating income. The significant drop in oil prices also has a material negative impact to the value of the Company’s collateral as determined in certain financial covenants related to our debt facilities. As a result, there is significant uncertainty regarding the Company’s ability to meet the financial covenants with our lenders in the current and future quarterly reporting periods. Black Ridge’s Management and Board of Directors are assessing strategic alternatives for our base assets, including the potential for asset sales.

Ken DeCubellis, Chief Executive Officer, said “While this price environment has an adverse impact on our base assets, it creates an opportunity for the Company to work with capital providers, including our previously announced Joint Venture with Merced Capital, to acquire distressed assets. As an asset manager, Black Ridge would receive a management fee and participate in sharing the value created in an improving commodity price environment. This opportunity is a strategic focus for the Company in 2016.”

Cautionary Statement as to Forward-Looking Statements

Certain statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties not known or disclosed herein that could cause actual results to differ materially from those expressed herein. These statements may include projections and other "forward-looking statements" within the meaning of the federal securities laws. Any such projections or statements reflect Black Ridge Oil & Gas current views about future events and financial performance. No assurances can be given that such events or performance will occur as projected and actual results may differ materially from those projected. Important factors that could cause the actual results to differ materially from those projected include, without limitation, general economic or industry conditions nationally and/or in the communities in which our Company conducts business, volatility in commodity prices for crude oil and natural gas, environmental risks, legislation or regulatory requirements, conditions of the securities markets, financial or political instability, acts of war or terrorism, increases in operator costs, other economic, competitive, governmental, regulatory and technical factors affecting our Company's operations, products, services and prices and other risks inherent in the Company's businesses that are detailed in the Company's Securities and Exchange Commission ("SEC") filings. Readers are encouraged to review these risks in the Company's SEC filings.

About Black Ridge Oil & Gas

Black Ridge Oil & Gas, Inc. is an oil and gas exploration and production company based in Minnetonka, Minnesota.  Black Ridge's focus is exclusive to the Williston Basin Bakken and Three Forks trend in North Dakota and Montana.  For additional information, visit the Company's website at www.blackridgeoil.com.

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Contact
Black Ridge Oil & Gas, Inc.

Ken DeCubellis, Chief Executive Officer
952-426-1241

www.blackridgeoil.com